EXHIBIT 2.8

                              FORBEARANCE AGREEMENT

         THIS FORBEARANCE AGREEMENT (this "Agreement"), is dated as of the 28th day of February, 2003 (the "Effective Date"), and is by and among TW CONSULTING, INC. (formerly AERO WELD, INC.), an Oklahoma corporation ("Payee"); EXCALIBUR AEROSPACE, INC., an Oklahoma corporation ("Maker"); TOMMY WORTH ("Worth"); WILLIAM S.H. STUART, ("Stuart"); and MATTHEW C. FLEMMING ("Flemming"). Payee, Maker, Worth, Stuart, and Flemming, are sometimes hereinafter referred to as the "Parties" and singularly as a "Party."

         For and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by the Parties, the Parties hereby agree as follows:

         1.       RECITALS.

                  (a) Payee and Maker have previously entered into that certain Asset Purchase Agreement, dated as of November 20, 2001, between Payee, as "Seller," and Maker, as "Purchaser" (as amended by that certain First Amendment to Asset Purchase Agreement, dated as of November 20, 2001, the "Asset Purchase Agreement"), pursuant to which Maker purchased substantially all of the assets of Payee, as more particularly set forth therein.

                  (b) Pursuant to a Master Agreement between the Parties dated as of June 27, 2002 (the "Master Agreement"), the Parties amended the terms of the Asset Purchase Agreement and certain related agreements.

                  (c) As of the date of this Agreement, Maker:

                           (i) owes Payee an aggregate of $14,187.50 under its triple-net lease with Payee created under Section 10 of the Master Agreement (the "Lease"), representing unpaid rental payments for the period January 15 through February 28, 2003;

                           (ii) owes Payee an aggregate of $169,316.98 as a result of its failure to make the following payments of principal and interest under its Promissory Note dated November 20, 2001 (the "11/20/01 Note"), and its Promissory Note dated December 30, 2001 (the "12/30/01 Note"):

                      NOTE           PAYMENT DUE DATE              PAYMENT
                      ----           ----------------              -------
                    11/20/01         August 18, 2002            $  10,320.83
                                     September 18, 2002         $  10,320.83
                                     October 18, 2002           $  10,320.83
                                     November 18, 2002          $  10,320.83
                                     December 18, 2002          $  10,320.83

                                     January 18, 2003           $  10,320.83
                      12/30/01       September 28, 2002         $  21,478.40
                                     October 28, 2002           $  21,478.40
                                     November 28, 2002          $  21,478.40
                                     December 28, 2002          $  21,478.40
                                     January 28, 2003           $  21,478.40
                                              Total             $169,316.98; and

                           (iii) is in default under its Amended and Restated Security Agreement dated June 20, 2002 (the "Security Agreement").

         2.       AGREEMENT TO FORBEAR ACTION.

                  (a) In order to induce Payee to forbear action against Maker, as well as against Stuart and Flemming on their respective personal guaranty agreements ("Guaranty Agreements"), as a result of the defaults described in
Section 1(c), Maker agrees:

                           (i) to pay Payee, upon the signing of this Agreement, the sum of $29,478.40, for the purpose of paying the $21,478.40 payment due February 28, 2003 under the 12/30/01 Note and $8,000 toward the $14,187.50 in rental payments due under the Lease owed for the period January 15 through February 28, 2003 (leaving a balance of $6,187.50 in rent due for the month of February, 2003);

                           (ii) to vacate, on or before March 31, 2003, the premises that are the subject of the Lease (the "Premises");

                           (iii) to execute and deliver, upon the signing of this Agreement, a Second Amended and Restated Consulting Agreement in the form attached hereto as Exhibit A; and

                           (iv) to pay Payee, on or before August 15, 2003, the sum of $175,504.48 (the "Make-up Payment"), which amount is the total of (A) the $169,316.98 in past-due payments described in Section 1(c)(ii), and (B) the balance of $6,187.50 in rent due for the month of February, 2003, as described in Section 2(a)(i).

                  (b) In consideration of Maker's performance of its covenants under Section 2(a), Payee agrees

                           (i) to forbear pursing any remedies it may have, as a result of the defaults described in Section 1(c), against (A) Maker under the Lease, the 11/20/01 Note, the 12/30/01 Note or the Security Agreement, or (B) Stuart and Flemming under their respective Guaranty Agreements; provided, however, nothing in this Agreement shall affect the right of Payee to pursue all remedies available to it (including, without limitation, all rights of acceleration of maturity) in the event of a future default by Payee under the terms of any indebtedness owed by the Maker, including, without limitation, the Make-up Payment, the 11/20/01 Note, the 12/30/01 Note, the Security Agreement or the Guaranty Agreements; and

                           (ii) to allow Maker (A) to remain in the Premises rent-free for the month of March, 2003; provided, however, if Maker fails to perform any of its covenants under Section 2(a), the Payee's agreement under this Section 2(b)(ii)(A) shall be null and void and rescinded without further notice to Maker, and Maker shall promptly pay Payee $8,000 as rental for the month of March, 2003 (as well as any other indebtedness it may then owe the Payee); and

                           (iii) to terminate the Lease as of March 31, 2003, without liability by Maker to Payee for damages for early termination of the Lease, and to allow Payee to remove all of its equipment and other personal property from the Premises on or before March 31, 2003; provided, however, that early termination of the Lease shall not relieve Maker for any liability for damages or injuries suffered by Payee that are caused by or arising out of Maker's occupation of the Premises, including, without limitation (A) Maker's failure to comply with its "triple-net" obligations under the Lease, (B) Maker's failure to comply with the all environmental laws during the term of the Lease, or (C) Maker's removal of its equipment or trade fixtures from the Premises; and provided, further, if Payee is required to retain the services of an attorney to evict Maker from the Premises after termination of the Lease on March 31, 2003, or to pursue any damages or other remedies against Payee under this Section 2(b)(iii), Maker shall pay Payee's reasonable attorneys fees and costs.

         IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first written above.

                              "Payee":

                              TW CONSULTING, INC., an Oklahoma corporation


                              By: ______________________________________________
                              Name: ____________________________________________
                              Title: ___________________________________________

                              "Maker":

                              EXCALIBUR AEROSPACE, INC., an Oklahoma corporation


                              By: ______________________________________________
                              Name: ____________________________________________
                              Title: ___________________________________________

                              "Worth":


                              __________________________________________________
                              TOMMY WORTH


                              "Stuart":


                              __________________________________________________
                              WILLIAM S.H. STUART


                              "Flemming":


                              __________________________________________________
                              MATTHEW C. FLEMMING

                                                                       EXHIBIT A

                SECOND AMENDED AND RESTATED CONSULTING AGREEMENT
                ------------------------------------------------

         This Second Amended and Restated Consulting Agreement (this "Agreement") is entered into by and between TOMMY WORTH ("Consultant") and EXCALIBUR AEROSPACE, INC., an Oklahoma corporation (the "Company") as of the 28th day of February, 2003 (the "Effective Date"). Consultant and the Company are sometimes hereinafter referred to as the "Parties."

         WHEREAS, the Parties entered into that certain Consulting Agreement, dated effective as of the November 21, 2001 (the "Prior Agreement"), pursuant to which the Company and Consultant made certain mutual covenants and understandings regarding Consultant's services to the Company in connection with the Company's business of: (i) the design and manufacture of civil and military training devices and aerospace related equipment; (ii) close-tolerance machining, welding, fabrication, assembly, and design for all industries, (iii) custom turn-key engineering projects for a variety of industrial applications, and (iv) other related services (collectively, the "Business");

         WHEREAS, the Parties entered into that certain Amended and Restated Consulting Agreement, dated effective November 21, 2002 (the "First Amended Agreement"), pursuant to which the Company and Consultant amended and restated the Prior Agreement;

         WHEREAS, the Company and Consultant now desire to amend and restate the First Amended Agreement, as more particularly set forth below in this Agreement;

         WHEREAS, all initially capitalized, undefined terms used in this Agreement shall have the meanings ascribed to such terms in that certain Asset Purchase Agreement, dated effective as of November 20, 2001, between the Company and Aero Weld, Inc., an Oklahoma corporation (as the same may have been amended, the "Asset Purchase Agreement");

         NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100THS DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows.

         1. PRIOR AGREEMENT AND FIRST AMENDED AGREEMENT SUPERSEDED. The Parties agree that the Prior Agreement and First Amended Agreement are hereby superseded and replaced by this Agreement.

         2. EFFECTIVE DATE. Company agrees to retain the services of Consultant commencing on the Effective Date.

         3. TERM. The term (the "Term") of this Agreement commence on the Effective Date and shall automatically terminate March 31, 2012. This Agreement can only be terminated by Company prior to the expiration of the Term for breach by Consultant of the obligations contained in this Agreement.

         4. DUTIES AND COMPENSATION. Consultant's shall have only the following duties under this Agreement: attendance, upon Company's request, at the Company's Thanksgiving and Christmas functions, including cooking of turkeys for Thanksgiving during the Term, but Consultant may accomplish such cooking through an agent. In consideration for such services, Consultant will be paid a monthly fee (the "Consultant Fee"). The Consultant Fee shall be based upon the gross revenues of the Company and its Affiliates from operations each calendar month arising out of or related to the Business, as determined by the Company's accountants, and after deducting all applicable sales and use taxes, in the manner more particularly set forth below (the same being referred to as the "Gross Revenue"). The first month's Gross Revenue that shall be counted for the purposes of determining the Consultant Fee shall be April, 2002. The Consultant Fee for each month shall be payable as follows: within fifteen (15) days after the end of the relevant calendar month, the Company shall determine the Gross Revenue for such calendar month, and shall deliver written notice of such determination to Consultant (itemized with reasonable particularity), together with the payment of the Consultant Fee (if any) (as such, the first monthly payment of the Consultant Fee (if any) will be payable on May 15, 2002 based upon the Gross Revenue for the month of April, 2002). Consultant acknowledges that he is an independent contractor, and agrees that he shall not be eligible for any benefits provided by Company to its employees for services provided under this Agreement (subject, however, to any obligation of the Company pursuant to the Asset Purchase Agreement). Company shall reimburse Consultant for his reasonable out-of-pocket travel and lodging expenses associated with the performance of Company's requested services. Such reimbursement shall be made within fifteen (15) days of presentation to Company of original receipts and a properly completed expense form. Upon written notice to Company, Consultant shall have the right to assign payment of any or all payments due under this Agreement to any third party; provided however that Consultant shall not be able to assign his obligations hereunder and shall personally perform the services except as otherwise provided herein. The Consultant fee for each calendar month shall be as follows:

-------------------------------------------- ---------------------------------
              GROSS REVENUE/MONTH                  CONSULTANT FEE/MONTH
-------------------------------------------- ---------------------------------
                 $0.00 - $450,000.00                          0.00
-------------------------------------------- ---------------------------------
           $450,000.01 - $514,999.99                    $15,000.00
-------------------------------------------- ---------------------------------
           $515,000.00 - $614,999.99                    $20,000.00
-------------------------------------------- ---------------------------------
           $615,000.00 - $714,999.99                    $25,000.00
-------------------------------------------- ---------------------------------
           $715,000.00 - $814,999.99                    $30,000.00
-------------------------------------------- ---------------------------------
           $815,000.00 - $914,999.99                    $50,000.00
-------------------------------------------- ---------------------------------
               $915,000.00 and above                    $65,000.00
-------------------------------------------- ---------------------------------

It is agreed, however, that in no event shall the aggregate Consultant Fee (i.e., the aggregate of all Consultant Fee payments made from time to time during the term of this Agreement) exceed $2,500,000.00 (said $2,500,000.00 aggregate amount being referred to as the "Ceiling"). Consultant (or his representatives), upon reasonable prior notice, from time to time, but no more than one (1) time in any twelve (12) month period, shall have the right to inspect the books and records of the Company and its Affiliates, which inspection shall take place at the offices of the Company, in order to determine the accuracy of the payments made to Consultant pursuant to this Agreement. The cost of such inspection shall be borne by Consultant.

         5. PRIOR PAYMENTS. The Company agrees that Consultant may retain all payments made to Consultant under the Prior Agreement (which amount it is agreed by the Parties to be $41,666.67). However, all such payments made to Consultant under the Prior Agreement shall be included in determining the point at which the Ceiling has been or is reached.

         6. CONTINUATION OF PAYMENTS UPON DEATH, DISABILITY, ETC. The Company agrees that its obligation to pay the Consultant Fee (under the circumstances and calculated as set forth above in Section 4) shall survive the death, disability or legal incapacity of Consultant, and such obligation shall continue for the duration of the Term (or upon the achievement of the Ceiling, whichever occurs earlier).

         7. OTHER BUSINESS INTERESTS. Company acknowledges that Consultant has the right to accept other full-time or part-time employment which does not violate the restrictions contained in this Agreement.

         8. BUSINESS. In consideration for the promises by Consultant below, the Company agrees to disclose to Consultant confidential and trade secret information concerning its Business and investment activities, customers or client relationships, business plans, and business information, the disclosure of which would cause financial loss, detriment, and damage to the Company. The Company desires to be able to impart such confidential information and trade secrets to Consultant with the secure knowledge that the confidential information and trade secrets will be used solely and strictly for its sole benefit and not in competition with or to the detriment of the Company, directly or indirectly, by Consultant or any of his agents, servants, future employees, or future employers. The covenants contained in this Section 8 shall be enforceable even if Company or Consultant is in breach of the other covenants in this Agreement.

         In consideration for Company's disclosure of confidential and trade secret information to Consultant, the retention of Consultant under this Agreement, and the mutual covenants and restrictions contained in this Agreement, the parties agree as follows:

                  (a) NON-COMPETITION. As an inducement for Company's agreement to employ Consultant, to provide Consultant with trade secrets and other Confidential Information, and to enter into this Agreement, Consultant hereby agrees that until March 31, 2007, or for the maximum period of time permitted by law, whichever is less, Consultant shall not, whether for profit or not, whether on his own behalf or on behalf of any person or firm in any capacity whatsoever, engage in the "Prohibited Activity" (as hereinafter defined) within the "Relevant Geographical Area" (as hereinafter defined). Serving as a partner, member, trustee, receiver, custodian, manager, stockholder, officer, director, owner, joint venturer, associate, employee, consultant, adviser or in any other capacity whatsoever with respect to any person or firm engaged in the Prohibited Activity within the Relevant Geographical Area shall be conclusively deemed engagement in the Prohibited Activity within the Relevant Geographical Area regardless of whether such service is for profit or not or whether such person or firm engages in the Prohibited Activity for profit or not. For purposes hereof, the phrase "Prohibited Activity" shall mean, directly or indirectly, soliciting the Company's customers or working independently or for any person or firm involved in the Business, as defined below, in the Relevant Geographic Area. Business shall mean (x) the design and manufacture of civil and military training devices and aerospace related equipment; (y) close-tolerance machining, welding, fabrication, assembly, and design for all industries and (z) custom turn-key engineering projects for a variety of industrial applications. For purposes hereof, the phrase "Relevant Geographical Area" shall mean the area within political boundaries of the State of Oklahoma, provided, however, if the aforesaid geographic area exceeds the maximum geographic area permitted by law or for any other reason does not state a geographic area within which the provisions of this Section 8 are enforceable, then the provisions of this
Section 8 shall apply within the maximum geographic area permitted by law in which such provisions are enforceable.

                  (b) SOLICITATION OF COMPANY EMPLOYEES. Consultant recognizes the substantial investment of the Company in the training of its personnel and employees and as an inducement for Company's agreement to employ Consultant, to provide Consultant with trade secrets and other Confidential Information, and to enter into this Agreement, Consultant agrees to the following restriction. As such, until March 31, 2007, or for the maximum period of time permitted by law, whichever is less, Consultant will not either directly or on behalf of others induce, attempt to influence or persuade, solicit or recruit employees of the Company or any affiliate or subsidiary of the Company, to leave the employment of the Company or any affiliate or subsidiary of the Company, or to join a competitor of the Company or any affiliate or subsidiary of the Company. Even if Company is able to acquire an injunction pursuant to the terms of this Agreement, Company may still suffer damages due to the Consultant's breach of this covenant. Should Consultant breach this covenant, and as a result thereof, one or more employees leave the employ of the Company, Consultant shall be liable to the Company for liquidated damages equal to the total compensation paid by Company to the former employee during the last twelve (12) months of employment with Company. Such sum shall be due and payable twenty (20) days after demand, and if such sum is not timely paid, and Company must attempt collection, Company shall be entitled to reasonable attorneys' fees and costs.

                  (c) NON DISCLOSURE OF TRADE SECRETS. While performing services under this Agreement, Consultant will have access to and become familiar with various trade secrets (as hereinafter defined) of the Company. Consultant will also have access to plans and policies for the Company. Consultant acknowledges the obligation not to disclose to any third party, directly or indirectly, or use the Company's trade secrets in any way, at any time prior to March 31, 2007, except as required in the course of Consultant's provision of services under this Agreement. All databases, software, computer programs, files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company or any of its affiliates or subsidiaries, whether or not prepared by the Consultant, shall remain the exclusive property of the Company and shall not be removed under any circumstances from the premises where the work of the Company is being carried on, unless prior written consent of the Company is obtained. As used herein, trade secrets shall mean, but not limited to, devices; secret inventions; processes and compilations of information; records; specifications; customer lists; prices; customer proposals; business plans, goals, or prospects; information on potential acquisitions; computer programs; financial data of the Company, advertising; or any confidential knowledge or secrets with respect to the business of the Company. As used in this Section 8, the terms "confidential information" and "trade secrets" shall not include any information which: (i) is or subsequently becomes part of the public domain through no disclosure by the Consultant, (ii) is received from a third party under no obligation of confidentiality to the Company, (iii) was known by the Consultant at the time of disclosure and such knowledge can be demonstrated by the Consultant, or (iv) is required by law to be disclosed.

                  (d) SEVERABILITY. Consultant's covenants set forth in this
Section 8 are independent and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or any other agreement between Consultant and the Company shall not affect the validity of the provisions of this Section 8 or constitute a defense of Consultant in any suit or action brought by the Company to enforce the provisions of this Section 8 or to seek any relief from Consultant's breach thereof.

                  (e) DUTY OF LOYALTY. Consultant agrees not to render any services of a business nature during the Term for any business or pursuit which is in competition with the Company or its Affiliates in the states or municipalities of Texas and Oklahoma.

                  (f) DAMAGES. In addition to all other remedies at law and in equity which the Company might have for Consultant's breach of the covenants set forth in the preceding Subsections 8(a), 8(b), 8(c), or 8(e), will cause the Company immediate and irreparable harm. The parties agree that in the event of any breach or attempted or threatened breach of any such covenant, the Company shall also have the right to obtain a temporary restraining order, temporary injunction and permanent injunction against Consultant prohibiting such breach or attempted or threatened breach, merely by proving the existence of such breach, or attempted or threatened breach (by a preponderance of the evidence) and without the necessity of proving either inadequacy of legal remedy or irreparable harm. Notwithstanding the availability of such relief, the Company may seek damages for the breach of these covenants.

                  (g) REASONABLENESS AND SURVIVAL. Each of the parties agree and stipulate that: (i) the agreements and covenants not to compete contained in this Section 8 are fair and reasonable in light of all of the facts and circumstances of the relationship between Consultant and the Company; (ii) the consideration provided by the Company is not illusory; and (iii) the consideration given by the Company under this Agreement gives rise to the Company's interest in restraining and prohibiting Consultant from engaging in the Prohibited Activity within the Relevant Geographical Area as provided under this Section 8 and the covenants not to engage in the Prohibited Activity within the Relevant Geographical Area pursuant to this Section 8 are designed to enforce such consideration. The Parties are aware, however, that in certain circumstances, courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of and not in derogation of the provisions of the preceding sentence, the Parties agree that if a court should decline to enforce the any of the provisions of this Section 8, such affected provisions shall be deemed to be modified to restrict competition with the Company to the maximum extent, in both time and geography, which the court shall find enforceable. The provisions of this Section 8 shall survive any termination or expiration of this Agreement, and the termination of Consultant's employment with the Company (for whatever cause or reason).

         9. COMPANY PROPERTY. Consultant agrees that on termination of this Agreement to return to the Company any and all material, equipment and other property of the Company in Consultant's possession. Company property shall include all documents, lists, compilations, data, tapes, or discs, including copies of same, either created by the Consultant or coming into Consultant's possession as a result of the services provided under this Agreement.

         10. NOTICE OF DEFAULT AND OPPORTUNITY TO CURE. No payment is late unless it has not been received by Consultant thirty (30) days after the date it was due. If the payment has not been received after thirty (30) days from its due date, Consultant is required to provide written notice to Company of the non-receipt of payment, and Company shall have fourteen (14) days following receipt of the notice of non-receipt of payment to make the payment at issue.

         11. STATUS. This Agreement operates for the benefit of Company and any of its divisions, subsidiaries, and affiliated companies for which Consultant performs services, including but not limited to Excalibur Aerospace, Inc., Excalibur Services, Inc., Excalibur Holdings, Inc., Excalibur Steel, Inc., and its successors in interest. If Company is not the actual employer of Consultant, then "Company" as used herein shall refer to Excalibur Aerospace, Inc., the subsidiary or affiliated entity or entities for which Consultant is employed. In the event that another legal entity becomes the employer of Consultant, this Agreement shall remain in full force and effect unless the successor employer notified the Consultant in writing of its intent to cancel this Agreement.

         12. MODIFICATION. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto.

         13. LAW GOVERNING CONTRACT. This Agreement is to be construed in accordance with the laws of the State of Oklahoma.

         14. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically by the Company, as part hereof, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable. Notwithstanding the foregoing, if it should ever be held that any provision contained herein does not contain reasonable limitations as to time, geographical area, or scope of activity to be restrained, then the court so holding shall, at the request of Company, reform such provisions to the extent necessary to cause them to contain reasonable limitations as to time, geographical area and scope of activity to be restrained and to give the maximum permissible effect to the intentions of the parties as set forth herein, and the court shall enforce such provisions as reformed.

         15. ARBITRATION OF DISPUTES. Any legal or equitable dispute or controversy arising under, out of, or in connection with or in relation to this Agreement; or arising out of, or related to the services provided by Consultant, or the termination of Consultant by the Company, shall be resolved exclusively by binding arbitration. This agreement applies to all claims. This provision shall apply to any such disputes or controversies involving Consultant and the Company and/or its shareholders, directors, officers, managers, supervisors and other employees.

         The arbitration proceedings shall be conducted in the City of Tulsa, Oklahoma (unless Consultant and the Company agree to another location) in accordance with the Commercial Dispute Resolution Rules ("CDR Rules") of the American Arbitration Association ("AAA") in effect at the time a demand for arbitration is made.

         One arbitrator shall be used and shall be chosen by mutual agreement of the parties. If, within thirty (30) days after either party notifies the other party of an arbitrable dispute, no arbitrator has been chosen, an arbitrator shall be chosen by AAA pursuant to its EDR Rules. The arbitrator must be an attorney licensed to practice law in the jurisdiction in which the arbitration is to be conducted. The arbitrator shall be required to determine the rights of the parties in accordance with federal law and the state law of the forum with the most substantial relationship to the conduct at issue. The arbitrator shall have the authority to consider and grant a motion to dismiss and motion for summary judgment applying the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall coordinate, and limit as appropriate, all pre-trial arbitral discovery, which shall include document production, information requests, and depositions. The arbitrator shall issue a written decision and award, which shall explain the basis of the decision. The decision and award shall be exclusive, final, and binding on both Consultant and the Company, and all heirs, executors, administrators, successors, and assigns. The costs and expenses of the arbitration shall be borne by the Company, except that if Consultant initiates the arbitration, Consultant will pay up to $150 towards the administrative fees charged by AAA, except that this requirement will be waived upon a showing of financial hardship under the same standards used in federal district court. Consultant is entitled to representation by an attorney throughout the proceedings at Consultant's own expense.

         Both Consultant and the Company understand that, by agreeing to arbitration, they are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation), and thereby are waiving the right to have disputes resolved in court. However, Company and Consultant have the right to pursue injunctive relief for breach of Section 5 of this Agreement through the judicial process without waiving the right to arbitration. This substitution involves no surrender, by Consultant or the Company, of any statutory or common law benefit, protection, or defense.

         15A. NOTICE. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be sufficiently given if delivered in person or sent by confirmed facsimile transmission or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         if to the Company, to:

         Excalibur Aerospace, Inc.
         110 East Morrow Road
         Sand Springs, Oklahoma  74063
         Attention:  Matthew C. Flemming

         with a copy (which shall not constitute notice) to:

         Haynes and Boone, L.L.P.
         1000 Louisiana Street, Suite 4300
         Houston, Texas  77002
         Attention:  Thomas J. McCaffrey
         Facsimile: (713) 236-5661

         if to Consultant, to:

         Tommy Worth
         2455 N. 301st East Ave.
         Catoosa, Oklahoma  74015
         Facsimile: (918) 482-6006
         with a copy (which shall not constitute notice) to:

         Doerner, Saunders, Daniel & Anderson, L.L.P.
         320 South Boston Avenue, Suite 500
         Tulsa, Oklahoma 74012
         Attention:  H. Wayne Cooper
         Facsimile:  (918) 591-5360

or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

         16. NO DEFAULT UNDER PRIOR AGREEMENT. To the knowledge of the Company, Consultant is not in default of his obligations under the Prior Agreement or the First Amended Agreement as of the Effective Date.

         17. EVENTS OF DEFAULT.

                  (a) Each of the following shall constitute an Event of Default under this Agreement:

                           (i) Failure of Company to make any payment required under this Agreement; or

                           (ii) Failure of Company to vacate, on or before March 31, 2003, the premises that are the subject of a lease between the Company and TW Consulting, Inc., as described in Section 10 of a Master Agreement dated as of June 27, 2002; or

                           (ii) Failure of Company to pay TW Consulting, Inc. the Make-up Payment described in that certain Forbearance Agreement of even date herewith; or

                           (iii) Failure of Company to make all other payments required to be paid TW Consulting, Inc. under the following notes, as the same become due and payable: (A) the Promissory Note dated November 20, 2001, in the original principal amount of $1,238,500; or (B) the Promissory Note dated December 30, 2001, in the original principal amount of $1,250,000; or (C) the Promissory Note dated June 27, 2002, in the principal amount of $443,973.04.

                  (b) Notwithstanding any provision in this Agreement to the contrary, upon the occurrence of an Event of Default, the following obligations of Consultant under this Agreement shall immediately, without requirement of notice by or to any Party, be null and void and of no further force or effect:
(i) the Consultant's obligation under Section 8(a) to refrain from engaging in any Prohibited Activity (other than the Consultant's obligation to refrain from soliciting the Company's existing customers) within the Relevant Geographic Area, and (ii) the Consultant's obligation under Section 8(e).

         18. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the Parties regarding the subject matter hereof are merged into and superseded by this Agreement, including, without limitation, the Prior Agreement.

         This Agreement is effective as of the Effective Date.

                               COMPANY:

                               EXCALIBUR AEROSPACE, INC.,
                               an Oklahoma corporation


                               By:
                                   --------------------------------------------
                                   William S.H. Stuart, Chief Executive Officer


                               CONSULTANT:


                               ------------------------------------------------
                               Tommy Worth